Exhibit 99.1

NEWS RELEASE For Immediate Release Contact: Alison Ziegler, Cameron Associates (212) 554-5469 alison@cameronassoc.com www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES RECORD OPERATING INCOME AND DISPOSAL VOLUME FOR FOURTH CONSECUTIVE YEAR

Boise, Idaho – February 11, 2009 – American Ecology Corporation (NASDAQ-GS: ECOL) (“the Company”) today reported operating results for the quarter and year ended December 31, 2008.  Operating income for the fourth quarter of 2008 was $8.3 million, 2% higher than operating income of $8.1 million for the fourth quarter of 2007.  Net income increased 8% to $5.2 million, or $0.29 per diluted share, for the fourth quarter of 2008, up from net income of $4.9 million or $0.27 per diluted share in the fourth quarter last year, and in line with revised 2008 earnings guidance provided by the Company in October 2008.  All four of the Company’s disposal facilities remained profitable.

Revenue for the fourth quarter of 2008 decreased 4% to $44.0 million, down from $45.9 million in the same quarter last year.  This reflects a decline in transportation revenue partially offset by higher treatment and disposal revenue in the fourth quarter of 2008 compared to the fourth quarter of 2007.  “Base” business revenue from recurring customers rose 1% in the fourth quarter of 2008 compared to the same quarter last year on increased shipments from waste broker, refinery and other industry customers.  “Event” remediation business grew 5% in the fourth quarter of 2008 over the same quarter last year on increased broker and refinery business.  Our new thermal desorption recycling service in Texas contributed $2.0 million in revenue from a combination of Base and Event business.  Total volumes disposed at our Idaho, Nevada and Texas waste facilities were 260,000 tons in the fourth quarter of 2008, down 13% from the fourth quarter of 2007.

Gross profit was $12.4 million in the fourth quarter of 2008, up 3% from gross profit of $12.1 million reported in the same quarter last year.  A net reduction in closure and post-closure obligations recorded in the fourth quarter of 2008 increased gross profit by $230,000.

Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2008 was $4.1 million, or 9% of revenue, as compared to $3.9 million, also 9% of revenue, in the same quarter last year.  The $123,000 increase in SG&A expense reflects higher bad debt expense, permit and licensing fees and professional service fees partially offset by lower stock and performance based compensation expenses.

Other income, primarily interest and royalty income, was $169,000 for the fourth quarter of 2008, down from of $241,000 in the fourth quarter of 2007.

Our effective income tax rate for the fourth quarter of 2008 was 38.3%, down from 42% in the fourth quarter of 2007.  The higher tax rate in the fourth quarter last year reflected year end adjustments for higher non-tax-deductible expenses on incentive based stock option awards and deferred taxes.

During the fourth quarter of 2008, the Company expended $2.6 million to repurchase its common stock under the Stock Repurchase Program announced in October 2008.

At December 31, 2008, we had $18.5 million of cash and cash equivalents, with $11.0 million of our $15.0 million line of credit unused.  The $4.0 million balance covers a standby letter of credit providing collateral for financial assurance for future closure and post-closure obligations.  We again had no debt at quarter end.

“We closed out 2008 with solid performance, allowing us to deliver a fourth consecutive year of record operating income,” commented Chairman and Chief Executive Officer Stephen Romano.  “Our diverse range of hazardous and radioactive waste disposal services worked in our favor, with quarter over quarter revenue growth in our waste broker, refinery, government clean-up and other industry service categories more than offsetting declines in industry clean-up, steel mill and rate-regulated business.”

Year-End 2008 Results

Operating income for the year ended December 31, 2008 reached a record $34.5 million, up 12% from $30.9 million in 2007.  Net income for 2008 was $21.5 million, or $1.18 per diluted share, up 11% from net income of $19.4 million, or $1.06 per diluted share, in 2007.

Revenue for the year ended December 31, 2008 was a record $175.8 million, up 6% from revenue of $165.5 million for the year ended December 31, 2007.

Disposal volumes for 2008 climbed to a record 1,192,000 tons, a 7% increase over 2007.  The resulting operating leverage drove 2008 gross profit up 9% to $49.4 million from 2007 gross profit of $45.5 million.

Direct operating expenses for 2008 were $126.4 million, up from $120 million in 2007.  This reflects higher rail and truck transportation expenses, variable costs for waste treatment additives, disposal cell amortization expense on larger waste volumes and labor and benefits expenses.  Higher operating expenses were partially offset by a net favorable adjustment of $923,000 to our closure and post-closure obligations in 2008.

SG&A expense for 2008 was $14.9 million, or 8% of revenue, as compared to $14.6 million, or 9% of revenue, for the same period last year.

Other income, primarily interest and royalty income, was $712,000 for 2008, down from $851,000 in 2007.

2009 Earnings and Capital Expenditure Outlook

Management currently projects earnings of $1.14 to $1.22 per diluted share for 2009. Adverse macro-economic trends arising in the second half of 2008 and continuing into 2009 indicate a decrease in near-term demand for our services from industrial production and manufacturing activities. We also anticipate limited spending on real estate “brownfield” redevelopment projects and other discretionary industry clean-up projects.  We have tightened our credit standards, which may also impact our business.  On the positive side, demand for our services may benefit from greater emphasis on enforcement by the new administration as well as increased federal funding for environmental remediation, including proposals in the economic stimulus package being considered by Congress.  Our 2009 annual guidance reflects the many variables and uncertainties that we face in projecting future results in these unprecedented times.

Capital spending is estimated to range from $11 to $12 million for 2009, down from 2008 capital spending of $13.6 million.  Capital spending in 2009 will be devoted primarily to the design and construction of additional disposal space at our Idaho, Texas and Washington facilities, expanded storage capacity for incoming waste and ongoing equipment replacement.

Dividend

On January 5, 2009 the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 16, 2009.  This $3.3 million dividend was paid on January 23, 2009 using cash on hand.

Conference Call

American Ecology will hold an investor conference call on Wednesday, February 11, 2009 at 11 a.m. Eastern Standard Time (9:00 a.m. Mountain Standard Time) to discuss these results, its current financial position and its 2009 business outlook. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (877) 681-3374 or (719) 325-4913. The conference call will also be broadcast live on our website at www.americanecology.com.  An audio replay will be available through February 18, 2009 by calling (888) 203-1112 or (719) 457-0820 and using the passcode 9692345. The replay will also be accessible on our website at www.americanecology.com.

About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2009 earnings estimates, successfully execute its growth strategy, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2007 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, limitations operating the thermal desorption system installed at the Texas facility, access to cost effective transportation services, access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions including a tightened credit market for customers, government funding or competitive pressures, incidents that could limit or suspend specific operations,  our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate any potential acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of American Ecology Corporation.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007

Revenue	$44,041	$45,862	$175,827	$165,520
Transportation costs	20,278	23,460	82,064	79,326
Other direct operating costs	11,365	10,324	44,322	40,681

Gross profit	12,398	12,078	49,441	45,513

Selling, general and administrative expenses	4,060	3,937	14,920	14,646
Operating income	8,338	8,141	34,521	30,867

Other income (expense):
Interest income	101	182	413	732
Interest expense	(1)	(1)	(7)	(3)
Other	69	60	306	122
Total other income	169	241	712	851

Income before income taxes	8,507	8,382	35,233	31,718
Income tax expense	3,258	3,523	13,735	12,322
Net income	$5,249	$4,859	$21,498	$19,396

Earnings per share:
Basic	$0.29	$0.27	$1.18	$1.06
Diluted	$0.29	$0.27	$1.18	$1.06

Shares used in earnings
per share calculation:
Basic	18,222	18,223	18,236	18,217
Diluted	18,258	18,262	18,290	18,257

Dividends paid per share	$0.18	$0.15	$0.66	$0.60

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2008	December 31,
	(unaudited)	2007
Assets

Current Assets:
Cash and cash equivalents	$18,473	$12,563
Short-term investments	-	2,209
Receivables, net	30,737	29,422
Prepaid expenses and other current assets	2,281	3,034
Income tax receivable	2,834	994
Deferred income taxes	684	667
Total current assets	55,009	48,889

Property and equipment, net	67,987	63,306
Restricted cash	4,716	4,881
Total assets	$127,712	$117,076

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$5,400	$4,861
Deferred revenue	4,657	4,491
Accrued liabilities	4,398	6,267
Accrued salaries and benefits	2,895	2,613
Current portion of closure and post-closure obligations	490	803
Current portion of capital lease obligations	10	8
Total current liabilities	17,850	19,043

Long-term closure and post-closure obligations	13,972	14,331
Long-term capital lease obligations	21	27
Deferred income taxes	3,927	577
Total liabilities	35,770	33,978

Contingencies and commitments

Stockholders’ Equity
Common stock	183	182
Additional paid-in capital	60,803	58,816
Retained earnings	33,544	24,100
Treasury Stock	(2,588)	-
Total stockholders’ equity	91,942	83,098
Total liabilities and stockholders’ equity	$127,712	$117,076

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	For the Twelve Months Ended December 31,
	2008	2007
Cash Flows From Operating Activities:
Net income	$21,498	$19,396
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, amortization and accretion	10,641	10,009
Deferred income taxes	3,333	2,924
Stock-based compensation expense	820	743
Net loss (gain) on sale of property and equipment	34	(26)
Accretion of interest income	(15)	(158)
Changes in assets and liabilities:
Receivables	(1,315)	(1,730)
Income tax receivable	(1,840)	(344)
Other assets	753	(395)
Accounts payable and accrued liabilities	(1,815)	(659)
Deferred revenue	166	879
Accrued salaries and benefits	282	670
Closure and post-closure obligations	(1,934)	(659)
Net cash provided by operating activities	30,608	30,650

Cash Flows From Investing Activities:
Purchases of property and equipment	(13,617)	(15,430)
Purchases of short-term investments	(992)	(24,901)
Maturities of short-term investments	3,216	28,970
Restricted cash	165	(190)
Proceeds from sale of property and equipment	14	92
Net cash used in investing activities	(11,214)	(11,459)

Cash Flows From Financing Activities:
Dividends paid	(12,054)	(10,937)
Stock Repurchases	(2,588)	-
Other	(10)	(7)
Proceeds from stock option exercises	1,095	328
Tax benefit of common stock options	73	213
Net cash used in financing activities	(13,484)	(10,403)

Increase in cash and cash equivalents	5,910	8,788

Cash and cash equivalents at beginning of period	12,563	3,775

Cash and cash equivalents at end of period	$18,473	$12,563